Exhibit 10.1

P&F INDUSTRIES, INC.

445 Broadhollow Road

Suite 100

Melville, New York  11747

April 26, 2010

BY HAND TO:  Richard Horowitz

Dear Richard:

Effective as of April 26, 2010 (the “Effective Date”), the Company hereby establishes this 2010 CEO Deferred Compensation Plan (this “Plan”) on your behalf pursuant to the terms and conditions set forth below:

1.                                       Within 30 days following the Effective Date you may elect to defer all (but not less than all) of the portion of your Base Salary under, and as defined in, the Amended and Restated Employment Agreement between you and the Company, dated December 19, 2008 (the “Employment Agreement”), that is in excess of the annual rate of $750,000 and that is earned for services performed by you during the period after the date you make such deferral election through December 31, 2010 (the “Deferral Period”) provided that you shall also elect to defer an additional amount of $11,015.62 during the Deferral Period for services performed by you during the period after you make such deferral election through May 15, 2010.

2.                                       If you make a timely deferral election pursuant to Paragraph 1, then the amount of Base Salary deferred (the “Deferred Payment”) shall be paid to you in a lump sum cash payment on January 2, 2012 (the “Payment Date”), less any federal, state and local taxes as the Company may be required to withhold pursuant to any applicable law or regulation.  If you die prior to the Payment Date, the Deferred Payment will be made to your estate on the Payment Date.  Your interest in the Deferred Payment shall at all times be one hundred percent (100%) vested and non-forfeitable.

3.                                       This Plan constitutes a mere promise by the Company to make the Deferred Payment, and you and, if applicable, your estate, shall have the status of a general unsecured creditor of the Company.  Nothing in this Plan will be construed to give you or any other person rights to any specific assets of the Company or of any other person.  This Plan is not intended to be subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended.  The Deferred Payment shall not be deemed salary or other compensation to you for the purposes of computing benefits to which you may be entitled under any plan or other arrangement of the Company for the benefit of its employees.

4.                                       Although the Company does not guarantee the tax treatment of the Deferred Payment, it is intended that it comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith.

5.                                       This Plan shall not be assigned, negotiated, pledged or hypothecated by you in any way (except as provided by law), and this Plan shall not be subject to execution, attachment or similar process.  Upon any attempt by you to transfer your rights under this Plan or in the event of any levy upon this Plan by reason of any execution, attachment or similar process contrary to the provisions hereof, such transfer shall be void and of no effect.  This Plan shall be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.  This Plan does not modify in any respect your or the Company’s rights under the Employment Agreement, other than as specifically set forth herein.  This Plan is not an agreement of employment and does not guarantee that the Company will continue to employ or retain you during the entire, or any portion of the, Deferral Period.  The provisions of Section 18 of the Employment Agreement (Arbitration) are hereby incorporated by reference into this Plan.  This Plan may not be modified or terminated unless such modification or termination is made in writing and signed by you and the Company.

Sincerely,

P&F INDUSTRIES, INC.

By:	/s/ Joseph A. Molino, Jr.
Name:	Joseph A. Molino
Title:	Vice President

Deferral Election

I hereby acknowledge that I have received and reviewed a copy of the 2010 CEO Deferred Compensation Plan, effective April 26, 2010 (the “Plan”), established by P&F Industries, Inc. (the “Company”).  Pursuant to the Plan, I hereby elect to defer all of the portion of my Base Salary under, and as defined in, the Amended and Restated Employment Agreement between me and the Company, dated December 19, 2008, that is in excess of the annual rate of $750,000 and to defer an additional amount of $11,015.62 in accordance with the Plan, in each case that is earned for services performed by me during the period after the date set forth beside my signature below through December 31, 2010, subject to the terms, conditions and provisions of the Plan.

/s/ Richard Horowitz	Date: April 26, 2010
Richard Horowitz